Exhibit 99.1

The Blaine Group, Inc.
A Total Communications Agency
8665 Wilshire Blvd., Suite #301, Beverly Hills, CA 90211
310/360-1499 · 310/360-1498 FAX · E-mail:  blaine@pacificnet.net

FOR IMMEDIATE RELEASE:    March 20, 2009

FOR FURTHER INFORMATION, CONTACT:	Bill Kraus/Lisa Baker/Devon Blaine The Blaine Group 310/360-1499 310/360-1498 (FAX) blaine@blainegroupinc.com

DR. MYRON WENTZ RESIGNS FROM IMMUNOSYN BOARD OF DIRECTORS

March 20, 2009

La Jolla, CA … PR Newswire… Immunosyn Corporation (IMYN.OTC.BB) has announced that Dr. Myron Wentz has resigned from the Board of Directors of Immunosyn Corporation for personal reasons.

Dr. Wentz is increasing his focus on his humanitarian and charitable endeavors, recently founding the Wentz Medical Centre and Laboratory in Uganda and the Wentz Medical Centre in Cambodia to serve children in those countries orphaned by diseases such as malaria and HIV.

Dr. Myron Wentz states that, “I continue my interest in Immunosyn’s efforts through Argyll Biotechnologies, LLC to seek approvals and commercialization of SF-1019. I plan to use the resources available to me to assist in any appropriate way so that SF-1019 can eventually be used at Sanoviv Medical Institute.”

Dr. Wentz founded Sanoviv with a vision to heal the world of debilitating disease. In June 2007, Dr. Wentz was a recipient of the Albert Einstein Award for Outstanding Achievement in the Life Sciences. In 2006, Dr. Wentz was a recipient of the Children's Champion Award by Children's Hunger Fund, for which he travels worldwide as a medical missionary.

“We appreciated Dr. Wentz’s expertise during his time on the Board of Directors of Immunosyn and look forward to working with him in the future,” commented Stephen D. Ferrone, CEO and President of Immunosyn Corporation.

About Immunosyn Corporation
La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs).  Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe.  Research suggests that SF-1019 has the potential to affect a number of clinical conditions including auto-immune disorders such as Multiple Sclerosis (MS), neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS) and complications from Diabetic Mellitus such Diabetic Neuropathy (DN) and Diabetic Ulcers (DU).